Exhibit 99.1

March 27, 2013

Contact:	Douglas J. Glenn
President and Chief Executive Officer
(757) 217-1000

HAMPTON ROADS BANKSHARES ANNOUNCES CONSOLIDATION OF SEVEN BANK BRANCH LOCATIONS INTO NEARBY BRANCHES

Consolidations Support Company’s Long Term Strategy

Virginia Beach, Virginia, March 27, 2013:  Hampton Roads Bankshares, Inc. (NASDAQ:  HMPR) (the “Company”), the holding company for The Bank of Hampton Roads and Shore Bank, announced today the consolidation of seven The Bank of Hampton Roads and Shore Bank branch locations into nearby branches. These branch consolidations are one component of the Company’s long term strategic plan, known as “One Bank”, which forms the blueprint for the Company’s future success.  The strategic framework of “One Bank” provides for the optimal combination of branches and online/mobile banking technologies, supported by highly experienced bankers, to offer customers convenience and high service levels while maintaining an efficient, competitive cost structure.  After consolidation, the Company will continue to operate 33 full service strategic branch locations along with a full suite of the latest technologies including online, mobile and remote banking products and services.  The Company continues to invest in its electronic banking technologies, most recently announcing the roll out of its mobile banking platform as a complement to its branch network, online banking and remote deposit capture capabilities.

Douglas J. Glenn, the Company’s President and Chief Executive Officer, said, “We continue to drive our strategy to best serve our customers’ evolving banking needs and expectations, with investments in online and mobile banking to complement our branch network, along with the addition of talented bankers and continued efforts to enhance our operating efficiency.  Our goal is to deliver the right mix of full-service branch locations and online and mobile banking capabilities, supported by the best bankers, to allow our customers to bank with us when, where and how they choose.”
As a result of these consolidations, the Company expects to achieve significant operating expense savings, which the Company believes will begin to be realized in the third quarter of 2013.  The Company expects to record a charge in the first quarter of 2013 reflecting expenses related to these branch consolidations.
The seven branches span the Company’s market area, with one in Richmond, two in Northeast North Carolina, three in the Hampton Roads area and one on the Eastern Shore.  The Company will be notifying each customer of the impacted branches to provide information on the expected closing date, and the location to which each branch’s bank accounts and services will be transferred.  Closings are expected to occur in June and July.  The accounts and services in each closed branch will be transferred to a nearby branch, minimizing the impact on customers.
Caution About Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including prospective statements about the nature and timing of the consolidation of branches, the Company’s ability to realize expense savings from the consolidation of branches and the Company’s ability to successfully execute its long term strategic plan.  Although the Company believes that its expectations with respect to such forward looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and other filings made with the SEC.
 About Hampton Roads Bankshares
Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Virginia Beach, Virginia. The Company’s primary subsidiaries are The Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, The Bank of Hampton Roads operates banking offices in Virginia and North Carolina doing business as The Bank of Hampton Roads and Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through seven banking offices, ATMs and a loan production office in West Ocean City, Maryland. Through various affiliates, the Banks also offer mortgage banking services and investment products. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol “HMPR.” Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

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